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              JEFFERSON BANCSHARES ANNOUNCES SECOND QUARTER RESULTS

Morristown, Tennessee -- (January 28, 2005) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, reported net income of $882,000, or $0.12 per diluted share, for the quarter ended December 31, 2004 compared to net income of $966,000, or $0.11 per diluted share, for the same period in 2003. For the six month period ended December 31, 2004, the Company recorded net income of $1.8 million compared to a net loss of $625,000 for the comparable period in 2003. The net loss for the six month period in 2003 was due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation which was formed in connection with the Company's conversion and was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. This stock and cash contribution was recorded as an expense of $4.0 million, or approximately $2.5 million after income taxes.

Net interest income decreased $13,000, or 0.5%, to $2.8 million for the quarter ended December 31, 2004. The net interest margin increased 18 basis points to 3.84% for the quarter ended December 31, 2004. Interest income decreased $165,000, or 4.1%, to $3.9 million for the current three month period primarily due to a decline in the volume of investment securities. The decline in investment securities was due to the deployment of conversion proceeds primarily into stock repurchases, bank owned life insurance, and other higher-yielding assets. The average balance of interest earning assets decreased $16.4 million to $289.9 million due primarily to a decline in the volume of investment securities, while the average yield on interest earning assets increased 7 basis points to 5.38%. Interest expense decreased $152,000, or 12.0%, to $1.1 million for the quarter ended December 31, 2004 as the average balance of interest-bearing liabilities decreased $5.8 million to $207.1 million, and the average rate paid declined 23 basis points to 2.15%. The interest rate spread was 3.23% and 2.93% for the quarters ended December 31, 2004 and 2003, respectively. For the six months ended December 31, 2004, net interest income decreased $33,000 to $5.6 million due primarily to a decrease in the volume of interest-earning assets. For the six months ended December 31, 2004, the interest rate spread and net interest margin was 3.20% and 3.81%, respectively, compared to 2.94% and 3.66% for the same period in 2003.

Noninterest income decreased $54,000 to $198,000 for the three months and decreased $24,000 to $462,000 for the six months ended December 31, 2004 as a result of a decrease in net gain on foreclosed real estate, a decrease in net gain on sale of investments, and a decrease in service fees and other revenues. The increase in the cash surrender value of bank owned life insurance amounted to $54,000 for the three months and $108,000 for the six months ended December 31, 2004.

Noninterest expense increased $53,000, or 3.5%, to $1.6 million for the three month period ended December 31, 2004, primarily due to an increase in compensation expense. Compensation expense increased $191,000, or 26.8%, to $905,000 for the current three month period. This increase reflects the expense related to stock awards made pursuant to the Company's 2004 Stock Incentive Plan combined with normal salary increases and


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additional staff. Noninterest expense for the three months ended December 31,
2004 included approximately $38,000 of operating expense associated with the new loan production office that opened in Knoxville, Tennessee on January 1, 2005. For the six month period ended December 31, 2004, noninterest expense totaled $3.2 million compared to $7.1 million for the same period in 2003. The $3.9 million decrease was primarily attributable to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation during the six months ended December 31, 2003.

Nonperforming assets totaled $2.8 million at December 31, 2004, compared to $1.6 million at June 30, 2004 and $2.0 million at December 31, 2003. The increase in nonperforming assets reflects an increase in foreclosed property and nonaccrual loans resulting from one borrowing relationship. There were no additions to the allowance for loan losses for either period. The allowance for loan losses was $2.4 million, or 1.20% of total gross loans, at December 31, 2004 compared to $2.6 million, or 1.38% of total gross loans, at December 31, 2003. Net charge-offs amounted to $84,000 and $91,000 for the three and six month period ended December 31, 2004 compared to $109,000 and $259,000 for the comparable periods in 2003.

Total assets at December 31, 2004 were $303.0 million compared to $305.5 million at June 30, 2004. Total loans increased $9.4 million, or 5.0%, to $196.0 million at December 31, 2004, compared to $186.6 million at June 30, 2004. Investment securities decreased $23.1 million, or 24.3%, to $72.0 million at December 31 2004, compared to $95.0 million at June 30, 2004. The decrease in investment securities was due primarily to the deployment of conversion proceeds into stock repurchases and higher yielding assets. Total deposits decreased $3.0 million to $202.0 million at December 31 2004. The continuing decline in the average balance of certificates of deposit reflects our emphasis on attracting lower cost deposits.

Total equity decreased by $5.2 million to $88.2 million at December 31, 2004 due to a combination of factors, including the repurchase of shares in the amount of $7.6 million and dividend payments of $795,000 more than offsetting net income of $1.8 million.

Return on average assets for the six months ended December 31, 2004 was 1.19% compared to 0.44% for the year ended June 30, 2004. Return on average equity was 4.02% for the six months ended December 31, 2004 compared to 1.46% for the year ended June 30, 2004. The improvement in the return on average equity was impacted by stock repurchases during the current six month period. As of December 31, 2004, the Company had repurchased 573,196 of the 838,552 shares authorized under the Stock Repurchase Program.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown and a lending office in Knoxville, Tennessee. More

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information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
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                           JEFFERSON BANCSHARES, INC.


                                                     AT                 AT
                                                DEC. 31, 2004      JUNE 30, 2004
                                               --------------      -------------

FINANCIAL CONDITION DATA:
Total assets                                   $ 302,954             $ 305,474
Loans receivable, net                            195,962               186,601
Cash and cash equivalents, and
    interest-bearing deposits                     17,615                 6,411
Investment securities                             71,953                95,005
Deposits                                         201,952               204,933
Borrowings                                        12,000                 6,000
Stockholders' equity                           $  88,150             $  93,383



                                            THREE MONTHS ENDED DECEMBER 31,            SIX MONTHS ENDED DECEMBER 31,
                                             2004                  2003                  2004                  2003
                                         ------------        --------------        --------------         ------------
OPERATING DATA:
Interest income                          $    3,898            $    4,063            $    7,786            $    8,205
Interest expense                              1,112                 1,264                 2,207                 2,593
Net interest income                           2,786                 2,799                 5,579                 5,612
Provision for loan losses                         -                     -                     -                     -
Net interest income after
   provision for loan losses                  2,786                 2,799                 5,579                 5,612
Noninterest income                              198                   252                   462                   486
Noninterest expense                           1,567                 1,514                 3,164                 7,062
Earnings before income taxes                  1,417                 1,537                 2,877                  (964)
Total income taxes                              535                   571                 1,043                  (339)
Net earnings                             $      882            $      966            $    1,834            $     (625)


SHARE DATA:
Earnings per share, basic                $     0.12            $     0.12            $     0.24            $    (0.07)
Earnings per share, diluted              $     0.12            $     0.11            $     0.24            $    (0.07)
Dividends per share                      $     0.05            $     0.04            $     0.10            $     0.08
Weighted average shares:
    Basic                                 7,383,907             8,382,286             7,569,166             8,378,837
    Diluted                               7,406,857             8,426,876             7,588,474             8,421,943




                                               THREE MONTHS ENDED DECEMBER 31,              SIX MONTHS ENDED DECEMBER 31,
                                                2004                  2003                  2004                  2003
                                             ----------            ----------            ----------            ----------
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period              $ 2,472               $ 2,691               $ 2,479               $ 2,841
Provision for loan losses                           -                     -                     -                     -
Recoveries                                         74                   102                   186                   174
Charge-offs                                      (158)                 (211)                 (277)                 (433)
                                              -------               -------               -------               -------
Net Charge-offs                                   (84)                 (109)                  (91)                 (259)
                                              -------               -------               -------               -------
Allowance at end of period                    $ 2,388               $ 2,582               $ 2,388               $ 2,582
                                              =======               =======               =======               =======
Net charge-offs to average outstanding
    loans during the period, annualized          0.17%                 0.24%                 0.09%                 0.28%

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

                                        AT                   AT                    AT
                                   DEC. 31, 2004        JUNE 30, 2004         DEC. 31, 2003
                                  ---------------      ---------------       ---------------
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                     $   793               $ 1,047               $ 1,184
    Commercial business                 613                    15                     -
    Consumer                             23                    21                     5
                                    -------               -------               -------
       Total                          1,429                 1,083                 1,189
                                    -------               -------               -------
Real estate owned                     1,332                   552                   846
Other nonperforming assets               35                     -                     1
                                    -------               -------               -------
Total nonperforming assets          $ 2,796               $ 1,635               $ 2,036
                                    =======               =======               =======



                                                 SIX
                                             MONTHS ENDED           YEAR ENDED
                                            DEC. 31, 2004         JUNE 30, 2004
                                            -------------         -------------

PERFORMANCE RATIOS:
Return on average assets                         1.19%                 0.44%
Return on average equity                         4.02%                 1.46%
Interest rate spread                             3.20%                 3.08%
Net interest margin                              3.81%                 3.76%
Efficiency ratio                                52.01%                83.21% (1)
Average interest-earning assets to
    average interest-bearing liabilities       140.44%               143.13%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                 1.20%                 1.31%
Allowance for loan losses as a
    percent of nonperforming loans             167.11%               228.90%
Nonperforming loans as a percent
    of total loans                               0.73%                 0.58%
Nonperforming assets as a percent
    of total assets                              0.92%                 0.54%


(1) Excluding the $4.0 million contribution to the Charitable Foundation, the efficiency ratio for the year ended June 30, 2004 would be 50.78%.

----------------------
Contacts:

Jefferson Bancshares, Inc., Morristown
Anderson L. Smith, 423-586-8421
or
Jane P. Hutton, 423-586-8421